EXHIBIT 5
May 20, 2008

Securities and Exchange Commission
Washington, D.C. 20549

China Shoe Holdings, Inc. - Registration Statement on Form S-8

Gentlemen:

I have been requested by China Shoe Holdings, Inc., a Nevada corporation (the "Company"), to furnish you with my opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 20,000,000 shares (the "Shares") of the Company's common stock, offered on behalf of the Company in connection the Company’s 2008 EQUITY INCENTIVE PLAN (the "Plan").

In connection with this opinion, I have examined the Registration Statement and the Company's Certificate of Incorporation and By-laws (each as amended to date), the Plans, copies of the records of corporate proceedings of the Company, and such other documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

I render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Nevada and the laws of the United States of America. I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Opinions" in the Registration Statement. I confirm that, as of the date hereof, I own the number of shares of the Company set forth in the Registration Statement under the heading "Interests of Named Experts and Counsel".

Very truly yours,

/s/ FRANK J. HARITON
Frank J. Hariton